Exhibit 99.1

Industrial Enterprises of America Provides Update On Share Repurchase Program
Wednesday January 17, 9:36 am ET

NEW YORK, Jan. 17, 2007 (PRIME NEWSWIRE) -- Industrial Enterprises of America, Inc. (OTC BB:IEAM.OB - News), a specialty automotive aftermarket supplier, today provided an update on its Share Repurchase Program. Since announcing a $10 million Share Repurchase Program on December 11 2006, the Company has repurchased 850,000 shares of its outstanding common stock for approximately $3.4 million in a combination of cash and notes.

The program, which is scheduled to last nine months, includes common stock and equity-related securities such as convertible debentures and warrants. Repurchases may be made from time to time through open market purchases, privately negotiated transactions and/or transactions structured through investment banking institutions permitted by securities laws and other legal requirements.

John Mazzuto, Chief Executive Officer of Industrial Enterprises of America, commented, ``The share repurchase program reflects our confidence in IEAM's operational strength and competitive position in the automotive aftermarket. The Company will continue to prudently acquire shares. At the same time, the Company will continue to preserve sufficient cash for future operations, including the continual acquisition of profitable brands and businesses to bring under our umbrella.''

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, and other automotive additives and chemicals. The company has distinct proprietary brands that collectively serve the retail, professional, and discount automotive aftermarket channels.

Statement Under The Private Securities Litigation Reform Act

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects'', ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers. Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
 Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff
(212) 505-5976
PressReleases@Za-Consulting.net